THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED
INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)
NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE
COMPANY IF PUBLICLY DISCLOSED

EXCLUSIVE SPONSORED RESEARCH AGREEMENT
This Exclusive Sponsored Research Agreement (“Agreement”) is dated as of October 11, 2021 (the “Effective Date”) by and between Skye Bioscience Inc. (“Skye”), with offices located at 11250 El Camino Real, Suite 100, San Diego, California 92130, and Emerald Health Biotechnology España S.L.U., a Spanish Corporation (“EHBE”), having a place of business at Parque Cientifico Tecnologico de Cordoba, Rabanales 21, c/ Astronoma Cecilia Payne, Edifico Centauro, 14014, Cordoba, Spain. Skye and EHBE may be referred to herein as a “Party” or, collectively, as “Parties”.
RECITALS:
WHEREAS, Skye and EHBE are parties to two prior collaborative research agreements, which shall remain and coexist with this Agreement;
WHEREAS, Skye and EHBE are entering into this Agreement since SKYE desires to fund the research of EHBE carried out by Drs. Eduardo Munoz and Giovanni Appendino in certain specific areas; and
AND WHEREAS, the research program contemplated by this Agreement is of mutual interest to Skye or EHBE and further the business objectives of Skye and EHBE and may benefit both Skye and EHBE through the creation or discovery of new inventions and conduct scientific research to support Skye Projects.
NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1“Cannabinoid Pharmaceutical Innovation Program” or “CPIP” means a research program to discover proprietary ECS Modulators to permit the development and commercialization of such products in the Field.
1.2“Change of Control” For purposes of this Agreement, “Change of Control” shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of a Party into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock, or ownership interest, of such Party outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Party, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of the Party’s assets.

1.3“ECS Modulators” means molecules that modulate the endocannabinoid system in humans and animals.
1.4“Development Plan” means a development plan that sets out an R&D strategy and/or R&D goals to be achieved through future Skye Projects.
1.5“Diligent Efforts” means, with respect to a Party’s obligation under this Agreement, the level of efforts and resources reasonably required to diligently develop, manufacture, and/or commercialize (as applicable) a Skye Project or Skye Product in a sustained manner, consistent with the efforts and resources a similarly situated company working in the Field would typically devote to a product of similar market potential, profit potential, strategic value and/or proprietary protection, based on market conditions then prevailing. With respect to a particular task or obligation, Diligent Efforts requires that the applicable Party promptly assign responsibility for such task and consistently make and implement decisions and allocate resources designed to advance progress with respect to such task or obligation.
1.6“EHBE Proposed Projects” means EHBE Proposed Projects in the Field, EHBE provides to Skye for Skye’s consideration. EHBE will provide EHBE Proposed Projects to Skye within 45 days from the Effective Date of this Agreement and shall be updated by EHBE and reviewed by Skye, every six months during the Term. Either Party may propose EHBE Proposed Projects at any time during the Term, for the consideration of the other Party.
1.7“Field” means ECS Modulator and the use of the same, including but not limited to cannabinoids and cannabinoid derivatives, whether natural or synthetic, as pharmaceuticals, for the purpose of administering to humans or animals to treat or prevent human or animal diseases or disorders.
1.8“Intellectual Property” means all inventions, whether patentable or not, conceived and reduced to practice in the conduct of the Sponsored Research during the term of this Agreement, including all United States and foreign patent applications claiming said patentable inventions, any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable inventions), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof.
1.9“Preexisting Intellectual Property” means Intellectual Property owned or controlled by either Party and conceived, reduced-to-practice, or registered prior to this Agreement.
1.10“Principal Investigator(s)” means Drs. Eduardo Munoz and/or Giovanni Appendino who have each agreed to serve as Principal Investigator for the Sponsored Research and shall be responsible for the conduct, supervision, and administration of the Sponsored Research.
1.11“Research Results” means all data and information which are generated in the performance of the Sponsored Research under each and all Skye Projects during the term of this Agreement.
1.12“Skye Intellectual Property or Skye IP” means all future know-how, inventions, intellectual property, and patents developed under, or as part of, a Skye Project that are created by or reduced to practice by EHBE or Skye during the Term. For the avoidance of doubt, the Skye IP shall include any new patent(s) filed in relation to a Skye Project.
1.13“Skye Materials” means all future technology developed under, or as part of, a Skye Project, used alone or in combination in the Field; and other proprietary reagents developed under, or as part of, a Skye Project, including but not limited to formulations, delivery vectors, and cells and cell lines, that are essential for use of the Skye Technology in the Field
1.14“Skye Product” means any product in the Field or for use in the Field that is created, produced, developed, and identified as part of, a Skye Project.
1.15“Skye Project” means EHBE Proposed Projects approved and funded by Skye with stated milestones and deliverables.
1.16“Skye Technology” means all future technology and products used and/or developed under, or as part of, a Skye Project, used alone or in combination in the Field; and other proprietary reagents, including but not limited to formulations, delivery vectors, and cells and cell lines, that are essential for use of the Skye Technology in the Field.
1.17“Sponsored Research” means the research program described in each one of the Skye Projects, which are added to and made a part of this Agreement.
1.18“Territory” shall mean worldwide.
ARTICLE 2
SPONSORED RESEARCH
2.1Conduct. EHBE shall commence the Sponsored Research upon Skye’s approval of a Skye Project. Skye acknowledges that EHBE and the Principal Investigators shall have the freedom to conduct and supervise the Sponsored Research in a manner consistent with industry standards.
2.2Development. SKYE will cover all costs relating to the pre-clinical and clinical development of compounds derived from the Sponsored Research.
2.3Exclusivity. The Parties agree that EHBE will perform research and development exclusively for Skye in relation to the Skye Projects; however, EHBE is also authorized during the Term to carry out research and development projects in the Field for third parties provided that such projects do not materially conflict with Skye Projects.
2.4Principal Investigator. If the services of a Principal Investigators become unavailable to EHBE for any reason, EHBE shall be entitled to designate another member of its research group or a third party who is acceptable to Skye, acting reasonably, to serve as a Principal Investigator of the Sponsored Research. If a substitute Principal Investigator has not been designated within 60 days after the original Principal Investigator ceases his or her services under this Agreement, either Party may terminate this Agreement upon written notice thereof to the other Party, subject to the provisions of Article 7.

ARTICLE 3
REIMBURSEMENT OF COSTS & PAYMENT
3.1Payment.

(i)Consideration Fee. In return for the rights and benefits provided to Skye in this Agreement, Skye shall pay EHBE [****] of any and all licensing revenue or other consideration paid to Skye by a third-party licensee, assignee or purchaser (including, but not limited to, sales revenue, up-front and milestone payments, sublicensing fees, and royalties) related to Skye Intellectual Property after making reductions, if any, for licensing fees paid by Skye to a third party because of patent stacking.
If Skye enters a Change of Control transaction, the Agreement will automatically     terminate and Skye will pay EHBE a fee equal to [****]% of the fair value of the Skye IP     created under the Agreement as determined by an experienced and independent valuator     (which must be agreed to by the Parties) taking into consideration, among other things,     the future royalties that may be produced by the Skye IP, concurrent with the closing of     the Change of Control transaction.
(ii)Skye Project Payments. EHBE will provide to Skye a budget for each Skye Project that will outline costs, scope, and deliverables that will be in addition to the Annual Retainer. Skye or will fund the Skye Projects and may make direct payments to third-parties or vendors as part of such funding. Skye shall make payments in accordance with the payment schedule set forth in each Skye Project, which will be set out in the form attached hereto as Attachment A.
(iii)Annual Retainer. In addition, Skye agrees to pay EHBE a retainer of $200,000 per calendar year (the “Annual Retainer”), to be paid in equal quarterly payments (with the first quarter paid on signing of the Agreement, and subsequent payments to be made on the first day of each subsequent calendar quarter). In exchange, EHBE will take steps to maintain and improve its scientific knowledge and sufficiently maintain its staff, equipment, facilities and capabilities in the cannabinoid space and will ensure it is available to nominate and participate in the Skye Projects and satisfy the Diligence Efforts.
All payments shall be sent to:
Emerald Health Biotechnology España, S.L.U.
Parque Científico Tecnológico de Córdoba (Rabanales 21)
Calle Astrónoma Cecilia Payne,
Edificio Centauro, 1a Planta 14014,
Córdoba, Spain
VAT: ESB14637847

(Wire transfers preferred for sponsored research agreements) – For all payments made by wire transfer, banking information is as follows:

Banking Information:

Bank Name:	BANCO SANTANDER, S.A.
Bank Address:	Calle Virgen Perpetuo Socorro 18, 14004. Córdoba

ACH Coordinator:
Account Title:
Account Type:
Account #:	ES32 0049 4909 13 2716150930
ABA Routing #:
SWIFT CODE:	BSCHESMMXXX
CHIPS:
Reference:

3.2Equipment. Unless purchased by Skye, title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this Agreement shall vest in EHBE, and such equipment, animals, or materials shall remain the property of EHBE following termination of this Agreement.
ARTICLE 4
RESEARCH RESULTS AND DILIGENCE; RECORDS AND REPORTS
4.1Research Results. Skye shall have the right to use the Research Results disclosed to Skye in records and reports for any reasonable purpose.
4.2Diligence.
(i)Skye shall choose and EHBE shall maintain at least one Skye Project during the Term. During the first year of the Term, EHBE shall produce deliverables agreed to by the Parties under a Skye Project to Skye’s reasonable approval. These minimum requirements shall not be a limitation, and the Parties intend to carry out multiple Skye Projects during the Term. In addition, the Principal Investigator(s) shall oversee the Skye Project(s) and shall track their time in accordance with the requirements of each Skye Project.
(ii)EHBE shall use Diligent Efforts to develop the Skye Projects and support efforts to commercialize Skye Products.
(iii)Without limiting the generality of the foregoing, EHBE may, from time to time, notify Skye that it believes it has identified a EHBE Proposed Project, and in such case shall provide to Skye its then-available information about such project.
(iv)The activities of Skye’s Affiliates and any permitted sublicensees shall be attributed to Skye for the purposes of evaluating Skye’s fulfillment of the obligations set forth in this Section 4.2.
4.3Records. Principal Investigator shall maintain records of the results of the Sponsored Research and shall provide Skye with reports of the progress and results of the Sponsored Research, and the hours Principal Investigators spent on each Skye Project, as set out in each one of Skye Projects. EHBE shall maintain records of the use of the funds provided by Skye and shall make such records available to Skye upon reasonable notice during EHBE’s normal business hours, but not more frequently than each anniversary of the Effective Date.
4.4Research Reports. EHBE will provide an update report to Skye each month during the Term. The Parties will review and update the Development Plan each calendar quarter during the Term, as needed
ARTICLE 5
INTELLECTUAL PROPERTY
5.1License Rights to Skye. Subject to the terms and conditions of the Agreement, EHBE hereby assigns, and agrees to a future assignment, to Skye all its rights in and to the Skye Intellectual Property.
5.2Skye Intellectual Property. Skye shall retain all right, title and interest in and to the Skye Intellectual Property and any patents, copyrights, software and tangible research materials and other intellectual property related thereto, including any intellectual property developed under or as a part of each Skye Project.
5.3Preexisting Intellectual Property. The Parties agree that all Preexisting Intellectual Property shall remain with the Party that owns or controls the same prior to this Agreement; and unless explicitly stated herein, nothing in this Agreement shall cause any transfer, sale, or conveyance of such Preexisting Intellectual Property to the other Party.
5.4No Non-Permitted Use. EHBE hereby covenants that it shall not use or practice, directly or indirectly, any Skye Intellectual Property, Skye Project, or Skye Materials for any purposes other than those permitted by this Agreement.
5.5Disclosure. EHBE shall provide Skye a written disclosure of any research and/or discoveries made under the Skye Projects that are reasonably considered patentable. Skye shall thereafter have the sole right to file and prosecute patent applications related to such Skye Intellectual Property.
5.6Prosecution. Skye shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Skye Intellectual Property. With regard to any patent applications filed by EHBE at the request and expense of Skye, EHBE will consult with Skye on patent prosecution. Skye shall reimburse EHBE within 30 days after receipt of any invoice for documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that Skye has requested EHBE to prosecute.
ARTICLE 6
CONFIDENTIALITY& PUBLICATION
6.1Confidential Information. The Parties shall not disclose confidential information to the other Party (the “Receiving Party”) unless it is necessary to the performance of the Sponsored Research. Any confidential information provided by a Party (the “Disclosing Party”) will be in writing and clearly marked by Skye as “Confidential” or, if disclosed orally, written notice of confidentiality will be provided within 30 days of disclosure (“Confidential Information”). The

Receiving Party and its directors, officers, employees and consultants shall protect the Disclosing Party’s Confidential Information with the same degree of care as its own confidential information. The Parties’ obligations of confidentiality will exist during the performance of this Agreement and for 5 years following termination or expiration of this Agreement, unless disclosure is required by law or regulation.
The confidentiality obligations contained herein shall not apply to Confidential Information that is:
(i)Known by the Receiving Party without restriction prior to disclosure under this Agreement;
(ii)Disclosed to the Receiving Party by a third party without an obligation of confidentiality;
(iii)Available to the public not through a breach of this Agreement by the Receiving Party;
(iv)Independently developed by the Receiving Party without knowledge or use of Confidential Information disclosed by the Disclosing Party under this Agreement;
(v)Published or disclosed in accordance with the terms of this Agreement; or
(vi)Required to be produced in litigation or a public investigation. To the extent feasible and permitted by law, the Receiving Party will give reasonable notice to the Disclosing Party to allow the Disclosing Party to offer its objections to the production of Confidential Information.
6.2Skye Intellectual Property. In order to preserve the patentability of Skye Intellectual Property and to preserve EHBE’s publication rights, the Parties shall maintain Skye Intellectual Property, Research Results and information provided pursuant to the Sponsored Research (whether oral or written) as confidential and shall not disclose such information to any third party until the publication of such information by the Principal Investigator or until Skye provides EHBE with written verification that all desirable patentable inventions have been filed, whichever occurs first.
6.3Publications. EHBE shall have the first right to publish, present or otherwise disclose Research Results or other information and material resulting from the Sponsored Research for any purpose. EHBE shall furnish Skye with a copy of any proposed publication or presentation at least 30 days in advance of the date of such presentation or the submission of said proposed publication in order for Skye to review and comment on said proposed publication or presentation to (a) determine whether such proposed publication or presentation contains any Skye Confidential Information and (b) enable Skye to identify any Skye Intellectual Property that it wishes EHBE to file patent applications on or to seek other intellectual property protection for. If within the 30 day review period (i) Skye notifies EHBE that the Skye requires deletion from the publication or presentation of Skye Confidential Information, the Parties will cooperate to reasonably modify the disclosure to ensure Skye Confidential Information is not disclosed or (ii) if Skye requests that publication or presentation be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication or presentation, EHBE shall delay the publication or presentation for up to 60 days to allow for the filing of patent applications or other intellectual property protection.

ARTICLE 7
TERM & TERMINATION
7.1Term. The initial term of this Agreement shall begin on the Effective Date of this Agreement and continue until the first anniversary year and shall renew automatically for successive one-year terms, unless either Party provides written notice of termination to the other Party as least 60 days prior to the following anniversary date.
7.2Early Termination - Skye, In addition to the termination rights in 7.1, in the event that EHBE makes a material breach of the Agreement , Skye shall have the right to give notice of the material breach to EHBE and EHBE shall have 60 days to rectify the material breach. If the material breach remains outstanding after such 60 days, Skye will immediately have the right to terminate the Agreement.
7.3Early Termination - EHBE. In addition to the termination right set forth in Sections 2.4 and 7.1 hereof, in the event that Skye fails to make a material payment to EHBE, EHBE shall have the right to give written notice of same to Skye and Skye shall have 60 days from the date it receives the notice to make such payment. If the payment remains outstanding after such 60 days, EHBE will immediately have the option of terminating the Agreement. If the Agreement is terminated or abandoned, EHBE will have no further obligations with respect to any active Skye Project(s) and may decide to continue to develop the applicable technology for its own use, with no further obligation to Skye (“Returned Skye IP”). For sake of clarity, the foregoing right of EHBE shall not apply to Skye Project(s) that have been completed and fully paid-for by Skye.
However, for every US$250,000 Skye has invested in any active Skye Project, EHBE shall pay Skye 1% of all licensing revenue or other consideration paid to EHBE by a third-party licensee, assignee or purchaser (including, but not limited to, sales revenue, up-front and milestone payments, sublicensing fees, and royalties) related to the Returned Skye IP after making reductions, if any, for licensing fees paid by EHBE to a third party because of patent stacking
7.4Effects of Termination.
(i)In the event of termination of this Agreement prior to its stated term whether for breach or for any other reason whatsoever, EHBE shall be entitled to payment for the work in progress up to the date of termination, and for allowable costs. Allowable costs include, without limitation, all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by EHBE of the notice of termination. In the event of termination, and if the Agreement is terminated before the end of a calendar year period related to the Annual Retainer, EHBE shall be entitled to a prorated portion of the Annual Retainer set in relation to the effective date of termination. If EHBE has received an amount of its Annual Retainer that calendar year in excess of the prorated amount, EHBE shall pay such excess to Skye. In addition, EHBE shall submit a final report of all costs incurred and all funds received under this Agreement within 90 days after the effective termination date. The report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred. In case of a deficit of funds,

Skye shall pay EHBE the amount needed to cover costs and allowable commitments incurred by EHBE under this Agreement within 30 days of notice of same.
(ii)Termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination hereof. The provisions of ARTICLE 3; ARTICLE 5; ARTICLE 6; ARTICLE 7; ARTICLE 8; and ARTICLE 9, shall survive such termination.
ARTICLE 8
DISCLAIMER OF WARRANTIES, INDEMNIFICATION
8.1EHBE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY SKYE INTELLECTUAL PROPERTY OR RESEARCH RESULTS OR SKYE PRODUCTS THAT USE OF SKYE INTELLECTUAL PROPERTY OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. EHBE SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SKYE OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH, THE SKYE PRODUCTS, OR THE USE OF ANY SKYE INTELLECTUAL PROPERTY, ANY RESEARCH RESULTS OR ANY PRODUCTS RESULTING THEREFROM.
8.2Indemnification.
(i)Skye Indemnification of EHBE.
a) Skye shall indemnify, defend and hold harmless EHBE and its respective trustees, directors, officers, faculty, students, employees, contractors and agents (the “EHBE Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), which the EHBE Indemnitees may hereafter incur, or be required to pay as a result of Skye 's use of the results of Sponsored Research or any breach of this Agreement or any act or omission of Skye, its directors, employees, affiliates, contractors, licensees or agents, provided that Skye’s obligations pursuant to this Section 8.2(i) shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of EHBE Indemnitees as determined by a court of law.
b) As a condition to a EHBE Indemnitee’s right to receive indemnification under this Section 8.2, EHBE shall: (a) promptly notify Skye when it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate with Skye in the defense, settlement or compromise of such claim or suit; and (c) permit Skye to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Skye compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of EHBE or any other EHBE Indemnitee; or (b) commits EHBE or any other EHBE Indemnitee to take, or forbear to take, any action, without the prior written consent of EHBE. EHBE shall reasonably cooperate with Skye and its counsel during the defense of any such suit, claim or demand.
(ii)EHBE Indemnification of Skye.
a) EHBE shall indemnify, defend and hold harmless Skye and its respective trustees, directors, officers, faculty, students, employees, contractors and agents (the “Skye Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), which the Skye Indemnitees may hereafter incur, or be required to pay as a result of EHBE 's Sponsored Research or any breach of this Agreement or any act or omission of EHBE, its directors, employees, affiliates, contractors, licensees or agents, provided that EHBE’s obligations pursuant to this Section 8.2(ii) shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of Skye Indemnitees as determined by a court of law.
b) As a condition to a Skye Indemnitee’s right to receive indemnification under this Section 8.2(ii), Skye shall: (a) promptly notify EHBE when it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate with EHBE in the defense, settlement or compromise of such claim or suit; and (c) permit EHBE to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may EHBE compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of Skye or any other Skye Indemnitee; or (b) commits Skye or any other Skye Indemnitee to take, or forbear to take, any action, without the prior written consent of Skye. Skye shall reasonably cooperate with EHBE and its counsel during the defense of any such suit, claim or demand.
ARTICLE 9
ADDITIONAL PROVISIONS
9.1Force Majeure. Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, terrorism, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.
9.2Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture, or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.
9.3Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby

9.4Use of Names. Either Party may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of the other Party without its prior written consent.
9.5No Discrimination. Neither EHBE nor Skye will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status
9.6Successors and Assignment.
(i)The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.
(ii)The Parties may not assign or transfer this Agreement or any of their rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of the other Party.
(iii)Any assignment not in accordance with this Section shall be void.
9.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
9.8Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Attachments hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
9.9Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the State of California.
9.10Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the Parties are unable to resolve such dispute amicably, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.
9.11Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address shown below or such other address as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service.

For EHBE	With a copy to the Principal Investigators:

Parque Científico Tecnológico de Córdoba (Rabanales 21) Calle Astrónoma Cecilia Payne, Edificio Centauro, 1[a] Planta 14014, Córdoba, Spain	Giovanni Battista Appendino Viale Thovez 40/2 Torino Italy 10131 Eduardo Munoz Beros Consulting SL Avenida del Monasterio de El Escorial 74 2B Madrid MD 28049 Spain

Attention: Executive Director
EHBE ERA Institution #:

For Skye:	with a copy to:
Skye Bioscience Inc. 11250 El Camino Real, Suite 100 San Diego, California 92130
Attention: Chief Executive Officer

9.12Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
9.13Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
9.14Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.
9.15Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A portable document format (PDF) or electronic copy of this Agreement, including the signature pages, will be deemed an original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the date first written above.

EMERALD HEALTH BIOTECHNOLOGY ESPANA SLU By: Name: Title:	SKYE BIOSCIENCES INC. By: Name: Punit Dhillon Title: CEO
I have read and understood the responsibilities of the Principal Investigator: Signature: Name: Eduardo Munoz Title:
I have read and understood the responsibilities of the Principal Investigator: Signature: Name: Giovanni Appendino Title:

[Signature Page to Exclusive Sponsored Research Agreement]

ATTACHMENT A
SKYE PROJECTS

[Outline costs, scope, and deliverables that will be in addition to the Annual Retainer. Skye or Skye Espana will fund the Skye Projects and may make direct payments to third-parties or vendors as part of such funding.]

[Title of Skye Project]

Principal Investigator: [key investigator leading/responsible for Skye Project]

AIM OF PROJECT

[ADD AIMS]

CHRONOGRAM AND BUDGET (in €)

[ADD GANTT and BUDGET]

DELIVERABLES AND MILESTONES

[ADD TIME and DETAILS on DELIVERABLES]

PROTOCOLS

[DETAILED PROTOCOLS for SKYE PROJECT